As filed with the Securities and Exchange Commission on June 29, 2020.

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEROVATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	83-1377888
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Aerovate Therapeutics, Inc.

200 Berkeley Street, Floor 18

Boston, Massachusetts 02116

(617) 443-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Edwin O’Connor, Esq. Alicia M. Tschirhart, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Peter N. Handrinos. Esq. Wesley C. Holmes, Esq. Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 (617) 948-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ - 333-256949

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, par value $0.0001 per share	1,761,963	$14.00	$24,667,482	$2,691.23

(1)	Represents only the additional number of shares being registered and includes 229,821 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333–256949).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $123,337,500 on a Registration Statement on Form S-1 (File No. 333–256949), which was declared effective by the Securities and Exchange Commission on June 29, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $24,667,482 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the sole purpose of increasing the aggregate number of shares of common stock offered by Aerovate Therapeutics, Inc. (the “Registrant”) by 1,761,963 shares, 229,821 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The contents of the Registration Statement on Form S-1, as amended (File No. 333–256949), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, including all amendments and exhibits thereto, which was declared effective by the Commission on June 29, 2021, or the Prior Registration Statement, are incorporated by reference into this Registration Statement.

The 1,761,963 additional shares of common stock, which includes 229,821 additional shares that the underwriters have the option to purchase, that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith or incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Exhibit Index

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256949), originally filed with the Securities and Exchange Commission on June 9, 2021 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Aerovate Therapeutics, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 29th day of June, 2021.

AEROVATE THERAPEUTICS, INC.
By:	/s/ Timothy P. Noyes
Name:	Timothy P. Noyes
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in their capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Timothy P. Noyes	Chief Executive Officer and Director	June 29, 2021
Timothy P. Noyes	Principal Executive Officer

/s/ George A. Eldridge	Chief Financial Officer	June 29, 2021
George A. Eldridge	Principal Financial Officer
Principal Accounting Officer

*	Director	June 29, 2021
David Grayzel, M.D.

*	Director	June 29, 2021
Mark Iwicki

*	Director	June 29, 2021
Maha Katabi, Ph.D.

*	Director	June 29, 2021
Joshua Resnick, M.D.

*By:	/s/ Timothy P. Noyes
Timothy P. Noyes Attorney-in-fact